Exhibit 10.02

NOTICE OF GRANT OF RESTRICTED STOCK UNIT AWARD

(PERFORMANCE-VESTING)

T-MOBILE US, INC.

2013 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, T-Mobile US, Inc. (the “Company”) hereby grants this Restricted Stock Unit Award (the “Award”) of the number of Restricted Stock Units set forth in this Notice of Grant of Restricted Stock Unit Award (the “Notice”) to the Grantee designated in this Notice, pursuant to the provisions of the Company’s 2013 Omnibus Incentive Plan (the “Plan”) and subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Stock Units Award (the “Terms”). Together, this Notice, the attached Terms and all Exhibits hereto constitute the “Agreement.” The terms and conditions of the Plan are incorporated by reference in their entirety into this Agreement. When used in this Agreement, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

Grantee:	[ ]

Grant Date:	[ ]

# of Restricted Stock Units (at target performance): [            ]

Vesting Schedule: Subject to the terms of the Plan and this Agreement, the Restricted Stock Units shall become earned and vested, and shares of Stock shall be issued in settlement of vested Restricted Stock Units, in accordance with the following schedule, in the event the Grantee does not have a Separation from Service prior to the applicable vesting date(s):

(a) Performance-Vesting Conditions. The number of Restricted Stock Units that become earned and vested (if any) will be determined in accordance with the performance measures, targets and methodology set forth in Exhibit A.

(b) Time-Vesting Conditions. In addition to the performance-vesting conditions stated above, and except as expressly provided in the Notice below, as applicable, or as otherwise provided pursuant to the terms of the Plan, the Grantee must remain continuously employed with the Company through the following date(s) to become earned and vested in any Restricted Stock Units (after adjustment for performance):

Vesting Date	% Vesting

No Restricted Stock Units shall become earned and vested following Grantee’s Separation from Service, except as expressly provided in the Notice below, as applicable, or as otherwise provided pursuant to the terms of the Plan.

Impact of Separation from Service on Vesting: See Exhibit B

Acceleration of Vesting on or following a Change in Control: See Exhibit B

By signing below, the Grantee agrees that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement.

This Award is conditioned upon the Grantee’s acceptance of the provisions set forth in this Agreement within 90 days after the Agreement is presented to the Grantee for review. If the Grantee fails to accept the Award within such 90-day period, the Award shall be null and void, and the Grantee’s rights in the Award shall immediately terminate without any payment of consideration by the Company.

Grantee	T-Mobile US, Inc.

By:
Title:

Date:	Date:

EXHIBIT A

Performance-Based Vesting Conditions

EXHIBIT B

Separation from Service and Change in Control

(a) Impact of Separation from Service; Change in Control. If the Grantee has a Separation from Service before the vesting date specified under “Time-Vesting Conditions” in the Notice, then the Restricted Stock Units shall become earned and vested or be canceled depending on the reason for Separation from Service as follows.

(i) Death or Disability. If the Grantee has a Separation from Service due to the Grantee’s death or Disability, the Restricted Stock Units shall become immediately earned and vested at target as of the date of such Separation from Service.

(ii) Workforce Reduction or Divestiture. If the Grantee has a Separation from Service as a result of a Workforce Reduction or Divestiture, then (A) the number of Performance Adjusted Units shall be determined as soon as administratively practicable following [date x], (B) such Performance Adjusted Units shall be multiplied by the Pro Rata Fraction, (C) the resulting number of Restricted Stock Units shall become earned and vested and payable to the Grantee by no later than [date x], and (D) any remaining unearned Restricted Stock Units shall be immediately canceled as of [date x]; provided, however, that the Grantee will not be eligible to receive any vesting of the Restricted Stock Units under this paragraph (a)(ii) unless the Grantee executes all documents required under the applicable Company severance program or otherwise, including without limitation, any required release of claims, within the applicable time frames set forth in such documents or as prescribed by the Company. In the event the Grantee fails to execute all required documents in a timely fashion, if any portion of the Award has been earned or paid to the Grantee after the Separation from Service but before the Grantee’s failure to execute all required documents, the Grantee covenants and agrees that the Grantee will have no right, title or interest in such amount earned or paid and that the Grantee will cause such amount to be returned immediately to the Company upon notice.

(iii) Change in Control. Notwithstanding anything in this Agreement to the contrary, but subject to the provisions of Section 15.3.1(i) of the Plan, if (A) a Change in Control occurs and (B) on or after the Change in Control and on or before the first anniversary of the Change in Control either (1) the Grantee has a Separation from Service by action of the Company or the Grantee’s employing Subsidiary for any reason other than Cause (excluding due to the Grantee’s death or Disability) or (2) the Grantee has a Separation from Service for Good Reason, then the Restricted Stock Units shall become immediately earned and vested at target as of the date of such Separation from Service.

(iv) Any other Separation from Service. If the Grantee has a Separation from Service for any reason other than as specified in subparagraphs (a)(i), (ii) or (iii) above before the vesting date specified under “Time-Vesting Conditions” in the Notice, the Restricted Stock Units shall be immediately canceled as of the date of such Separation from Service.

(b) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means any one or more of the following: (i) the Grantee’s gross neglect or willful material breach of the Grantee’s principal employment responsibilities or duties; (ii) a final judicial adjudication that the Grantee is guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse affect on the Company or any of its Subsidiaries); (iii) the Grantee’s breach of any non-competition or confidentiality covenant between the Grantee and the Company or any Subsidiary; (iv) fraudulent conduct as determined by a court of competent jurisdiction in the course of the Grantee’s employment with the Company or any of its Subsidiaries; or (v) the material breach by the Grantee of any other obligation which continues uncured for a period of 30 days after notice thereof by the Company or any of its Subsidiaries.

“Divestiture” means a Separation from Service as the result of a divestiture or sale of a business unit as determined by the Grantee’s employer based on the personnel records of the Company and its Subsidiaries.

“Good Reason” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Good Reason” means the occurrence of any of the following events without the Grantee’s consent, provided that the Grantee has complied with the Good Reason Process: (i) a material diminution in the Grantee’s responsibility, authority or duty; (ii) a material diminution in the Grantee’s base salary except for across-the-board salary reductions based on the Company and its Subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its Subsidiaries; or (iii) the relocation of the office at which the Grantee was principally employed immediately prior to a Change in Control to a location more than fifty (50) miles from the location of such office, or the Grantee being required to be based anywhere other than such office, except to the extent the Grantee was not previously assigned to a principal location and except for required travel on business to an extent substantially consistent with the Grantee’s business travel obligations at the time of the Change in Control.

“Good Reason Process” means that (i) the Grantee reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Grantee notifies the Company and its Subsidiaries in writing of the occurrence of the Good Reason condition within 60 days of such occurrence; (iii) the Grantee cooperates in good faith with the Company and its Subsidiaries’ efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) the Grantee has a Separation from Service within 60 days after the end of the Cure Period. If the Company or its Subsidiaries cures the Good Reason condition during the Cure Period, and the Grantee has a Separation from Service due to such condition (notwithstanding its cure), then the Grantee will not be deemed to have had a Separation from Service for Good Reason.

“Pro Rata Fraction” means a fraction, the numerator of which is the number of days from the Grant Date to the date of Separation from Service and the denominator of which is the number of days from the Grant Date through [date x].

“Workforce Reduction” means the Grantee’s Separation from Service as a result of a reduction in force, realignment or similar measure as determined by the Grantee’s employer and (i) the Grantee is officially notified in writing of such Separation from Service due to a workforce reduction and eligibility for the Company’s severance program under which the Grantee is covered, or (ii) if not covered by a Company severance program, the Grantee is notified in writing by an authorized officer of the Company or any Subsidiary that the Separation from Service is as a result of such action.

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

The Restricted Stock Unit Award (the “Award”) granted by T-Mobile US, Inc. (the “Company”) to the Grantee specified in the Notice of Grant of Restricted Stock Unit Award (the “Notice”) to which these Terms and Conditions of Restricted Stock Unit Award (the “Terms”) are attached, is subject to the terms and conditions of the Plan, the Notice, and these Terms. The terms and conditions of the Plan are incorporated by reference in their entirety into these Terms. Together, the Notice, all Exhibits to the Notice and these Terms constitute the “Agreement.” A Prospectus describing the Plan has been delivered to the Grantee. The Plan itself is available upon request. When used in this Agreement, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable). For purposes this Agreement, any reference to the Company shall include a reference to any Affiliate.

1.	Grant of Units.

(a) As of the Grant Date set forth in the Notice, the Company grants to the Grantee the number Restricted Stock Units (“Units”) set forth in the Notice. Each Unit represents the right to receive one share of Stock at a future date after the Unit has become earned and vested, subject to the terms and conditions of this Agreement.

(b) The Units covered by this Award shall become earned and vested in accordance with the schedule set forth in the Notice. Each earned and vested Unit shall be settled on the date(s) specified in the Notice by issuance of one share of Stock on or as soon as administratively practicable (but no more than 60 days) after the applicable vesting and/or settlement date specified in the Notice, subject to the requirements of (i) Section 4 (Withholding), Section 6 (Regulatory Restrictions on the Shares Issued Upon Settlement), and Section 7(m) (Recovery of Compensation) of this Agreement and (ii) Section 17.9 of the Plan regarding a potential six-month delay in settlement for awards to certain Grantees to the extent determined by the Company to be necessary to comply with Section 409A.

(c) Units constitute an unfunded and unsecured obligation of the Company. The Grantee shall not have any rights of a stockholder of the Company with respect to the shares of Stock underlying the Units unless and until the Units become earned and vested and are settled by the issuance of shares of Stock. Upon issuance of shares of Stock in connection with the settlement of vested Units, the Grantee shall be the record owner of the shares of Stock unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company (including voting rights).

(d) The Grantee may designate a beneficiary to receive payment in connection with the Units in the event of the Grantee’s death in accordance with the Company’s beneficiary designation procedures, as in effect from time to time. If the Grantee does not designate a beneficiary, or if the Grantee’s designated beneficiary does not survive the Grantee, then the Grantee’s beneficiary will be the Grantee’s estate.

(e) The Units shall not entitle the Grantee to receive any dividend equivalents with respect to any cash dividend that is otherwise paid with respect to shares of the Stock.

2.

Restrictions. Subject to any exceptions set forth in this Agreement, until such time as the Units become earned and vested and are settled in shares of Stock in accordance with Section 1, the Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Units will be forfeited by the Grantee and all of the Grantee’s rights to such Units shall immediately terminate without any payment of consideration by the Company.

3.	Cancellation of Rights. If any portion of the Units fail to become earned and vested (for example, because the Grantee fails to satisfy the vesting conditions specified in the Notice prior to a Separation from Service), then such Units shall be immediately forfeited as of the date of such failure and all of the Grantee’s rights to such Units shall immediately terminate without any payment of consideration by the Company.

4.	Withholding.

(a) Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items owed by the Grantee is and remains the Grantee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Units or the subsequent sale of shares of Stock acquired upon vesting; and (ii) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(b) Prior to vesting of the Units, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company. In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation paid to the Grantee by the Company or from proceeds of the sale of the shares of Stock. Alternatively, or in addition, to the extent permissible under applicable law, the Company may (i) sell or arrange for the sale of shares of Stock that the Grantee acquires to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold in shares of Stock, provided that the Company only withholds the amount of shares of Stock necessary to satisfy the minimum withholding amount. Finally, the Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue and deliver shares of Stock in payment of any earned and vested Units if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 4.

5.	Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of this Agreement, the Prospectus and the Plan, and the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this Award.

6.	Regulatory Restrictions on the Shares Issued Upon Settlement. Notwithstanding the other provisions of this Agreement, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations on the issuance of shares of Stock with respect to this Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (ii) any applicable listing requirement of any stock exchange on which the Stock is listed, (iii) any applicable Company policy or administrative rules, and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

7.	Miscellaneous.

(a) Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b) Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof. Any prior agreements, commitments or negotiations concerning the Award are superseded [For Mr. Legere only: , including without limitation, any provisions of your Employment Agreement with the Company dated September 22, 2012 (the “Employment Agreement”) that would otherwise apply to the Award. In that regard, you acknowledge and agree that this Award, together with the time-vesting Restricted Stock Unit award made to you as of the date hereof and the outstanding cash-based awards made to you under the legacy T-Mobile LTIP as currently in effect, satisfy the Company’s obligations regarding LTIP awards under Section 3(c) of the Employment Agreement through 2014].

(d) Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law, and applicable Federal law.

(f) Arbitration. The Company and the Grantee shall make a good faith attempt to resolve any and all claims and disputes regarding the Award or the Agreement in accordance with any dispute resolution adopted by the Company before resorting to any other dispute resolution procedure. If the claim or dispute is not resolved in that manner and involves any rights or obligations under the Agreement, then the claim or dispute will be determined by arbitration in accordance with the then-current American Arbitration Association (“AAA”) national rules for the resolution of employment disputes by arbitration, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of employee compensation matters. If the Company and the Grantee cannot agree on an arbitrator, then the arbitrator will be selected by the AAA applying the criteria in this provision. Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which, any dispute is subject to the dispute resolution provisions of this Section 7(f). The arbitrator may award only relief at law contemplated under the Agreement and the Plan and the arbitrator may not award incidental, consequential or punitive damages, attorney’s fees or any form or equitable relief, to either party. The arbitrator must base the arbitration award on the provisions of this Section 7(f) and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration. The arbitrator’s fees will be paid in equal portions by the Company and the Grantee, unless the Company agrees to pay all such fees.

(g) Venue. Any arbitration, legal or equitable action or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from the Agreement, or any provision hereof, shall exclusively be filed and adjudicated in King County, Washington and no other venue.

(h) Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

(i) Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. This Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Award. The Committee shall have full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration or interpretation of the Plan, the Award, and the Agreement, and all such action by the Committee shall be final, conclusive, and binding upon the Company and the Grantee.

(j) No Right to Continued Employment. Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Grantee’s employment or service at any time.

(k) Further Assurances. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

(l) Personal Data. By accepting the Award under this Agreement, the Grantee hereby consents to the Company’s use, dissemination and disclosure of any information pertaining to the Grantee that the Company determines to be necessary or desirable for the implementation, administration and management of the Plan.

(m) Recovery of Compensation. In accordance with Section 3.3 of the Plan, the Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) any policies adopted by the Company to implement such requirements, and (iii) any other compensation recovery policies as may be adopted from time to time by the Company, all to the extent determined by the Committee in its discretion to be applicable to the Grantee.

(n) Restrictive Covenants. The Grantee has previously entered into a Restrictive Covenant and Confidentiality Agreement (or similarly titled document) (“Restrictive Covenant Agreement”). The vesting and receipt of benefits under this Award is specifically conditioned on the Grantee’s compliance with the Restrictive Covenant Agreement. To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that the Grantee has materially breached the Restrictive Covenant Agreement, the Company will be entitled to (i) cause any unvested portion of the Award to be immediately canceled without any payment of consideration by the Company and (ii) recover from the Grantee in its sole discretion some or all of the shares of Stock (or proceeds received by the Grantee from such shares of Stock) paid to the Grantee pursuant to this Agreement. The Grantee recognizes that if the Grantee materially breaches the Restrictive Covenant Agreement, the losses to the Company and/or its Subsidiaries may amount to the full value of any shares of Stock paid to the Grantee pursuant to this Agreement.